Exhibit 99.1  Press Release

FOR IMMEDIATE RELEASE

RadNet to Acquire Imaging Centers in Maryland from Diagnostic Health Corporation

LOS ANGELES, California, March 7, 2011 – RadNet, Inc. (NASDAQ: RDNT), a national leader in providing high-quality, cost-effective, fixed-site outpatient diagnostic imaging services through a network of 201 fully-owned and operated outpatient imaging centers, today reported it has executed a definitive agreement to acquire five multi-modality imaging centers in Maryland from Diagnostic Health Corporation for an undisclosed combination of cash and the assumption of certain liabilities.

The facilities located in Bowie, Chevy Chase, Frederick, Rockville and Waldorf operate a combination of MRI, CT, ultrasound, mammography, x-ray and other related modalities.  The five centers should add approximately $10 million of revenue to RadNet on an annualized basis.

Dr. Howard Berger, President and Chief Executive Officer of RadNet noted, “This transaction strengthens our leading position in Maryland.  With these facilities, we will further penetrate the Bowie, Rockville and Frederick markets, where we already operate existing facilities.  The facilities in Chevy Chase and Waldorf are attractive geographic expansion opportunities that particularly bolster our Southern Maryland portfolio’s reach and capabilities.”

Dr. Berger added, “These tuck-in transactions are important to us as we continue to make ourselves the significant outpatient provider to our regional payors, while strengthening our local branding.  The larger we get in our medical communities, the more opportunities we have to drive cost efficiencies.  We remain extremely committed to further penetrating Maryland and all of our other core markets.”

The acquisition is expected to close in April, 2011.

About RadNet, Inc.

RadNet, Inc. is a national market leader providing high-quality, cost-effective diagnostic imaging services through a network of 201 fully-owned and operated outpatient imaging centers.  RadNet’s core markets include California, Maryland, Delaware, New Jersey and New York.  Together with affiliated radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 4,500 employees.  For more information, visit http://www.radnet.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the Company’s ability to successfully integrate acquired operations, achieve cost savings, continue to grow its business by generating patient referrals and contracts with radiology practices, and receive third-party reimbursement for diagnostic imaging services, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause the Company's actual results to differ materially from the statements contained herein. Further information on potential risk factors that could affect the Company's business and its financial results are detailed in its most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

CONTACTS:

RadNet, Inc.
Mark Stolper, 310-445-2800
Executive Vice President and Chief Financial Officer